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                                                           EXHIBIT 10.10(b)
                                                           (1997 10-K)



RESOLUTION OF THE BOARD OF DIRECTORS
OF APPLIED POWER INC.

Adopted May 8, 1997

FURTHER RESOLVED, that the 1996 Plan is amended to add a new Section 6.09 to read as follows:

        "6.09.  Deferral of Stock Option Gain.
        The Committee may permit, in its discretion, an optionee who exercises a stock option to defer the taxable income attributable to such exercise. In the event the Committee elects to permit such deferrals, the Committee shall identify the optionees to whom such deferral elections shall be made available and establish procedures for implementing such deferrals. An optionee who defers a stock option gain under this Plan or any other Company stock option plan shall be credited with deemed dividends under this Plan on such terms as the Committee shall prescribe. All deferrals which are permitted under this section and all deemed dividends shall be distributed in Applied Power Inc. common stock."